Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement (Form S-4) of CU Bancorp of our report dated March 11, 2014, with respect to the financial statements of 1st Enterprise Bank as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, and to the reference to our firm under the heading “Experts” in the joint proxy statement – prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Los Angeles, California

August 20, 2014